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                                                                       Exhibit 8

                     [MAYS & VALENTINE, L.L.P. LETTERHEAD]



                              September __, 2000



Board of Directors
FNB Corporation
105 Arbor Drive
Christiansburg, Virginia 24068

Board of Directors
SWVA Bancshares, Inc.
302 Second Street, S.W.
Roanoke, Virginia 24011-1597

Ladies and Gentlemen:

          You have requested our opinion as to certain federal income tax consequences of the proposed merger ("Merger") of SWVA Bancshares, Inc. ("SWVA") with FNB Corporation ("FNB") pursuant to the Agreement and Plan of Merger, dated August 7, 2000, between these parties. Our opinion is given pursuant to Section 7.1(d) of the Agreement and Plan of Merger.

                                    FACTS:





                                   OPINION:

          Based on the foregoing and subject to the limitations and qualifications set forth herein, we give our opinion as follows:

1.
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          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

          Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of SWVA, FNB and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which has been filed by FNB with the Securities and Exchange Commission, and to the reference to our firm under the caption "Material Federal Income Tax Consequences of the Merger" in the Prospectus and Proxy Statement forming a part of the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

                              Very truly yours,

                              MAYS & VALENTINE, L.L.P.